EXHIBIT 12
                    BellSouth Corporation
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)






                                              For the Nine
                                              Months Ended
                                             September 30,
                                                  1998
1. Earnings

   (a) Income from continuing operations      $ 4,725
before deductions for taxes and interest

   (b) Portion of rental expense                   60
representative of interest factor

   (c) Equity in losses from less-than-50%         58
owned investments (accounted for under the equity method of accounting)

   (d) Excess of earnings over distributions
of less-than-50%-owned investments
(accounted for under the equity method of
accounting)                                       (39)

     TOTAL                                    $ 4,804

2. Fixed Charges

   (a) Interest                               $   634

   (b) Portion of rental expense
representative of interest factor                  60

     TOTAL                                    $   694

   Ratio (1 divided by 2)                        6.92